Exhibit 99.1

Baker Hughes Provides Operational Update for the Fourth Quarter of 2013, Repurchases $350 million in the Company’s Common Stock

HOUSTON, TEXAS (January 10, 2014) -- Baker Hughes Incorporated (NYSE: BHI) provides the following update for the fourth quarter of 2013:
Following the disruption to its business in Iraq during the fourth quarter, Baker Hughes resumed operations by the end of December. Due to the lost revenue related to this event, expenses associated with personnel movements and security measures, and other nonrecurring items, the pretax and after-tax profit impact from the disruption in Iraq during the fourth quarter is approximately $80 million, or $0.18 per share.
In the U.S. and the North Sea, activity declined primarily due to weather delays late in the quarter. As a result, North America and Europe/Africa/Russia Caspian operating profit margins declined sequentially.
As a result of the operational items highlighted above, adjusted earnings per share (a non-GAAP financial measure) are estimated to be between $0.60 and $0.62 per share for the quarter. The estimated adjusted earnings per share exclude $29 million in after-tax severance costs, or $0.06 per share, incurred during the quarter. If not for the Iraq disruption, the estimated adjusted earnings would be between $0.78 and $0.80 per share.
During the fourth quarter Baker Hughes repurchased approximately 6.3 million shares of common stock, totaling $350 million.
Baker Hughes will discuss the final results of the fourth quarter of 2013 and the outlook for 2014 during its previously announced fourth quarter earnings conference call, which is scheduled to begin at 8:00 a.m. EST on Tuesday, January 21, 2014.
Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 60,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes’ century-long history, visit: www.bakerhughes.com.

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CONTACTS:

Media Relations:	Christine Mathers, +1.713.439.8738, christine.mathers@bakerhughes.com
Investor Relations:	Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Eric Holcomb, +1.713.439.8822, eric.s.holcomb@bakerhughes.com

This news release (and oral statements made regarding the subjects of this release, including on the conference call referenced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements also are affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at: http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at: http://www.sec.gov. We have yet to complete our review and compilation of our financial information for the fourth quarter of 2013, and accordingly, expected results are subject to change. We undertake no obligation to publicly update or revise any forward-looking statement.